Exhibit 10.8

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT
(John P. Gandolfo)

This First Amendment to Employment Agreement dated as of February 4, 2008 (this “First Amendment”), is made by and between Power Medical Interventions, Inc., a Delaware corporation (the “Company”), and John P. Gandolfo (“Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement dated January 5, 2007 (the “Original Agreement”); and

WHEREAS, the parties desire to amend certain compensation provisions of the Original Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants set forth herein and in the Original Agreement, the parties hereby agree as follows:

1.                                       Defined Terms.  Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Original Agreement.

2.                                       Salary.  Section 4.1 of the Original Agreement is hereby amended to add the following sentence at the end of such section:

During calendar year 2008, Executive’s Salary shall be paid an annual rate equal $275,000.

3.                                       Bonus.  Section 4 of the Original Agreement is hereby amended to delete Section 4.2 in its entirety and to insert the following in its place:

4.2                                 2008 Cash Bonus.  In the event that the Company (x) recognizes revenues in fiscal year 2008 equal to or greater than $ [confidential treatment requested pursuant to Rule 24b-2], and (y) recognizes an operating loss in fiscal year 2008 that is less (i.e., better for the Company) than “($[confidential treatment requested pursuant to Rule 24b-2])”, in each case as determined in accordance with GAAP, then the Company shall pay Executive a cash bonus (the “2008 Cash Bonus”) equal to the lesser of:

(i)                                     $275,000; and

(ii)                                  the sum of (A) $96,250, plus (B) 29.4% of the Savings Bonus Pool.  For purposes of this Section 4.2, “Savings Bonus Pool” means 30% of the difference, stated as a positive amount, between (I) “([confidential treatment requested pursuant to Rule 24b-2])” and (II) the actual operating loss recognized by the Company in fiscal year 2008, if such actual operating loss is less (i.e., better for the Company) than “($[confidential treatment requested pursuant to Rule 24b-2])”, determined in accordance with GAAP after taking into account bonuses due and payable to Executive under this Agreement and bonuses due to other senior executives for 2008.

Any 2008 Cash Bonus shall be paid within 10 business days after the Company publicly discloses its revenues and net income for fiscal year 2008.  Any 2008 Cash Bonus shall be contingent upon Executive continuing to be a senior officer of the Company at all times during fiscal year 2008.

4.                                       Ratification.  The Original Agreement, as amended hereby, is hereby ratified and confirmed in all respects and shall continue in full force and effect.  The Original Agreement shall, together with this First Amendment, be read and construed as a single agreement.

5.                                       Governing Law.  This First Amendment shall be construed and enforced in accordance with the laws of Commonwealth of Pennsylvania, without regard to its principles of conflicts of laws.

6.                                       Counterparts.  This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as an instrument under seal as of the date first written above.

POWER MEDICAL INTERVENTIONS, INC.

By:	/s/ Michael P. Whitman
Michael P. Whitman
President and Chief Executive Officer

EXECUTIVE:

/s/ John P. Gandolfo
John P. Gandolfo